Exhibit 10.3
[English Translation for Discussion Purpose Only]

Revenue
Stamp

Revolving Credit Facility Agreement
MCFA Inc. (“MCFA”) and Calgon Mitsubishi Chemical Corporation (“CMCC”) hereby agree as follows with regard to the revolving credit facility for CMCC from MCFA:
Article 1 The terms and conditions of the revolving credit facility for CMCC from MCFA are as follows:
(1)	Facility Amount: Maximum amount of loan facility shall be two billion (2,000,000,000) yen (“Facility Amount”).

CMCC may borrow, repay and re-borrow within the scope of the Facility Amount by requesting to that effect within the notice period to be specified by MCFA.

(2)	Use of Funds: General Working Capital

(3)	Commencement of Availability Period: From April 1, 2010

(4)	Final Maturity Date: March 31, 2011

(5)	Interest Rate: 0.675% plus 3 months JPY TIBOR. TIBOR shall mean the interest rate published by Japanese Bankers Association which shall be determined on a date that is 2 business days prior to the end of each month which is applicable to the period from the beginning of the following month to the end of the following month. (calculation shall be made on a pro-rate basis where one year shall be 365 days)

(6)	Payment of Interest: The interest accrued in a month shall be paid on the last business day of the following month, provided, however, that the interest to be accrued in March 2011 shall be paid on March 31, 2011.
Article 2 Notwithstanding Article 1, MCFA may, without prior notice, terminate a part or and/or all of this Agreement if CMCC ceases to be an affiliate company (defined in the Japanese Company Act) of Mitsubishi Chemical Corporation.
2	Notwithstanding Article 1, in the event that this Agreement is terminated in accordance with the preceding paragraph, CMCC shall immediately repay to MCFA the entire outstanding amount under this Agreement.
Article 3 Notwithstanding Item (5) of Article 1, if there is a change in the financial situation regarding interest rate or there is any other justifiable reason, the applicable interest rate may be revised to generally accepted interest rate by written prior notice.
Article 4 CMCC shall bear all of the expense related to preparation of this Agreement and other expenses related to this Agreement.
Article 5 The Revolving Credit Facility and Yen Pooling Service Agreement executed on October 31, 2008 between MCFA and CMCC (“Old Agreement”) shall be terminated on April 1, 2010.

Article 6 The outstanding amount of the loan from MCFA to CMCC under the Old Agreement (including an amount equivalent to the interest amount being accrued in March 2010 which will be incorporated into the principal on March 31, 2010), as far as such amount is within the scope of the Facility Amount, shall not be repaid on the termination date of the Old Agreement but shall be treated as if the same amount is extended from MCFA to CMCC under this Agreement. Provided, however, that if there is any outstanding amount under the Old Agreement exceeding the Facility Amount, such exceeding amount shall be paid off to MCFA on the termination date of the Old Agreement.
Article 7 Any matter not stipulated herein shall be determined through mutual consultation between MCFA and CMCC.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by placing their signatures and seals thereon, and each party shall keep one copy of the originals.
March 30, 2010

MCFA Inc.
/s/ Mr. Kazuchika Yamaguchi
President

Calgon	Mitsubishi Chemical Corporation
/s/ Mr. Hidenori Inami

Representative Director